EXHIBIT 99.1

Date:         November 22, 2013

Contact:    Connie Waks
206.340.2305
cwaks@fhlbsea.com

Federal Housing Finance Agency
Amends Consent Order for the Federal Home Loan Bank of Seattle

Changes Reflect Improvements in the Seattle Bank’s Financial Performance and Operations

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) entered into a Stipulation and Consent to the Issuance of an Amended Consent Order with the Federal Housing Finance Agency (FHFA). In turn, FHFA issued an amended Consent Order, which modifies and supersedes a previous order issued on October 25, 2010.
The amended Consent Order acknowledges the Seattle Bank’s fulfillment of many of the requirements set forth in the 2010 agreement and improvements in the bank’s financial performance, while continuing to impose certain restrictions on its ability to repurchase, redeem, and pay dividends on its capital stock.
“We appreciate FHFA’s recognition of our progress over the past several years,” said Seattle Bank President and CEO Michael L. Wilson. “We also recognize that we still have some improvements to make. Having stabilized our business, we are now focused on growing our membership and our product and service offerings and, as a result, our advance volumes, our retained earnings, and our capital stock base.“
Over the past three years, the Seattle Bank has improved its net income, to $47.2 million for the nine months ended September 30, 2013, from $23.9 million for the same period in 2010. Over the same timeframe, the bank has grown its market value of equity to par value of capital stock ratio, to 104.5 percent from 67.8 percent, and its retained earnings, to $275.2 million from $76.8 million.
Although the Seattle Bank remains precluded from repurchasing, redeeming, and paying dividends on its capital stock without FHFA approval, it has received approval to repurchase excess capital stock from its members during each of the last five quarters and to pay dividends on its capital stock for each of the last two quarters.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable its 330 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, insurance companies, and non-depository community development financial institutions.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income to affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for its member institutions.
Visit the Seattle Bank’s website at www.fhlbsea.com.

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